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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
         (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                 Three and Nine Months Ended December 31, 2006

ENFIELD, CT, January 29, 2007 - New England Bancshares, Inc. (the "Company") (Nasdaq GM: NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank"), reported net income for the quarter ended December 31, 2006 of $264,000, or $0.05 per diluted share. For the corresponding quarter in the prior fiscal year the Company reported net income of $291,000, or $0.05 per diluted share. Net income for the nine months ended December 31, 2006 was $774,000, or $0.15 per diluted share as compared to $996,000, or $0.19 per diluted share, for the prior year period.

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three and nine months ended December 31, 2006 increased by $410,000 and $1.2 million, respectively. The increase for the quarter and nine months were primarily due to increases in interest earning assets of $30.8 million and $30.0 million, respectively, partially offset by an increase in the cost of funds due to the higher interest rate environment. The Company's net interest margin for the quarter and nine months ended December 31, 2006 was 3.79% and 3.84%, respectively, compared to 3.78% and 3.83%, respectively, in the year earlier periods.

TOTAL ASSETS AND DEPOSITS GROW
At December 31, 2006, total assets were $276.5 million, an increase of $18.7 million from March 31, 2006. The increase in assets was caused primarily by the $46.1 million increase in net loans and a $4.8 million increase in available-for-sale investments, partially offset by a $30.9 million decrease in cash and cash equivalents and a $2.0 million decrease in interest-bearing time deposits with other banks. The increase in net loans was primarily due to an increase of $26.4 million in one-to four-family residential mortgage loans, an $8.4 million increase in commercial real estate loans, a $5.8 million increase in commercial loans and a $4.0 million increase in construction loans. Cash and cash equivalents decreased as these funds were used to fund the loan and security growth.

Total deposits were $173.4 million at December 31, 2006 and $169.0 million at March 31, 2006, a $4.4 million increase. The increase in deposits was due primarily to a $7.8 million increase in money market accounts, a $2.9 million increase in certificate of deposit accounts and a $987,000 increase in checking accounts, partially offset by a $7.4 million decrease in savings accounts. Securities sold under agreements to repurchase increased $2.5 million from $7.3 million at

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March 31, 2006 to $9.8 million at December 31, 2006. Federal Home Loan Bank advances increased $11.7 million to $33.3 million at December 31, 2006 compared to $21.6 million at March 31, 2006.

PROVISION FOR LOAN LOSSES INCREASES DUE TO LOAN GROWTH
The provision for loan losses was $60,000 and $182,000 for the three and nine months ended December 31, 2006, respectively, compared to $64,000 and $149,000 for the three and nine months ended December 31, 2005, respectively. The increase in the provision for loan losses was primarily due to the increase in net loans from March 31, 2006 to December 31, 2006.

ASSET QUALITY
The Company's asset quality remained favorable. Non-performing assets totaled $578,000 at December 31, 2006 compared to $600,000 at March 31, 2006.
Charge-offs were $1,000 for the nine months ended December 31, 2006 and $7,000 for the year ago period. The allowance for loan losses was 0.93% of total loans at December 31, 2006 compared to 1.09% of total loans at March 31, 2006.

NONINTEREST EXPENSE INCREASES
Non-interest expense for the quarter ended December 31, 2006 was $2.2 million, an increase of $523,000, from $1.7 million for the same quarter a year ago. For the nine months ended December 31, 2006, non-interest expense increased $1.6 million to $6.4 million compared to $4.8 million for the year ago period. The increase in the three and nine month periods reflect additional salaries and employee benefits, professional fees, and occupancy and equipment expense. The increase in occupancy expense for the quarter and nine months ended December 31, 2006 was due to the Company opening additional banking offices and moving its headquarters and main retail office. During the nine months ended December 31, 2006, the Company recognized approximately $138,000 of compensation expense related to the expensing of stock options in accordance with FASB Statement 123R. In the prior year period, the Company did not record any expense related to stock options.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.


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                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)


Income Statement Data                Three Months Ended      Nine Months Ended
                                        December 31,            December 31,
                                   ---------------------   ---------------------
                                     2006        2005        2006        2005
                                   ---------   ---------   ---------   ---------
Net interest and dividend income   $   2,393   $   1,983   $   7,065   $   5,877
Provision for loan losses          $      60   $      64   $     182   $     149
Non-interest income                $     247   $     187   $     673   $     584
Non-interest expense               $   2,191   $   1,672   $   6,430   $   4,797
Net income                         $     264   $     291   $     774   $     996
Earnings per share(1) :
   Basic                           $    0.05   $    0.06   $    0.16   $    0.19
   Diluted                         $    0.05   $    0.05   $    0.15   $    0.19

Dividend per share(1)              $    0.03   $    0.02   $    0.09   $    0.06

Balance Sheet Data             December 31, 2006       March 31, 2006
                               -----------------       --------------
Total assets                       $  276,511            $  257,799
Total loans, net                   $  194,203            $  148,113
Loan loss reserve                  $    1,814            $    1,636
Total deposits                     $  173,446            $  169,044
Repurchase agreements              $    9,830            $    7,325
FHLB advances                      $   33,344            $   21,642
Total equity                       $   56,951            $   56,821
Book value per share(2)            $    11.58            $    11.45

Key Ratios                   Three Months Ended   Nine Months Ended
                                December 31,         December 31,
                               2006      2005      2006      2005
                               ----      ----      ----      ----
Return on average assets       0.39%     0.51%     0.39%     0.60%
Return on average equity       1.84%     3.87%     1.81%     4.53%
Net interest margin            3.79%     3.78%     3.84%     3.83%

(1) Earnings per share and dividends per share have been adjusted to reflect the
2.3683 shares of common stock exchanged for each share of existing stock in the second-step conversion that was completed on December 28, 2005.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $10.65 and $10.63 at December 31, 2006 and March 31, 2006.

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